Exhibit 10.2

5.10.12

WARNER/CHAPPELL MUSIC, INC.

10585 Santa Monica Boulevard

Los Angeles, CA 90025

May 10, 2012
Effective January 1, 2012

Cameron Strang

Dear Cameron:

Please refer to the employment agreement between Warner/Chappell Music, Inc. (“Company”) and you dated December 29, 2010 (the “Agreement”).

This letter, when countersigned, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.

1. Paragraph 2 of the Agreement is hereby amended to extend the Term through December 31, 2015.

2. Paragraph 3(a) of the Agreement is hereby amended to provide that effective January 1, 2012 and throughout the remainder of the Term your salary shall be $1,750,000 per annum; provided that Company shall review your salary and consider in good faith increasing your salary effective January 1, 2015; provided further that whether Company increases your salary on such date shall remain in the sole discretion of Company.

3. Paragraph 3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Annual Discretionary Bonus: With respect to each fiscal year of the Term commencing with the fiscal year that begins October 1, 2011 and ends September 30, 2012 (i.e., the 2012 fiscal year), Company shall consider granting to you an annual bonus (or a pro rata portion of such annual bonus for a portion of such year) (the “Annual Bonus”). The amount of any Annual Bonus awarded to you shall be determined by Company in its sole discretion based on factors including the strength of your performance and the performance of Company and of Warner Music Group (“WMG”). You shall have the opportunity at the start of each fiscal year to provide meaningful input to Company with respect to the formulation of pre-established performance goals for such annual bonus; provided that the final determination of such performance goals shall remain in the sole discretion of Company. Such annual bonus shall be paid to you no later than such time when bonuses are paid generally to U.S. senior executives of

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WMG with respect to such fiscal year. If during any fiscal year of the Term Steve Cooper ceases to serve as an officer or director of WMG, the Chairman of the Compensation Committee of the WMG Board of Directors shall, after discussions with you, and considering in good faith your recommendation regarding an appropriate bonus target, determine your target bonus for such fiscal and subsequent fiscal years.”

4. Paragraph 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Reporting and Duties: You shall at all times work under the direct supervision and direction of the Chief Executive Officer of Warner Music Group Corp. (currently, Steve Cooper) or, in the absence of an officer of Warner Music Group Corp. having such title, to the senior-most executive officer of Warner Music Group Corp. In the event of an assignment of the Agreement in accordance with Paragraph 17(e), you shall report directly to the senior-most executive of Warner Music Group Corp.’s successor-in-interest. You shall be the most senior executive of Company. All other employees of Company (including employees in Company’s foreign countries) shall report exclusively, either directly to you, or in an ascending chain of authority ending with you; provided, that, employees of Company may have reporting lines on a “dotted-line” basis to senior executives of Warner Music Group Corp. You shall have authority over the hiring and dismissal of all of Company’s employees, subject to the authority of the officer to whom you report and the legal and human resources policies of Company. Your duties, authorities and responsibilities shall include (a) the overall management and operation of Company’s worldwide business, including, without limitation, authority over the general business affairs of the Company, A&R decisions, entering into or terminating material agreements (including, but not limited to, artist contracts and acquisitions or dispositions of music catalogues) and (b) such other duties, authorities and responsibilities relating to any aspect of Warner Music Group’s business as may be designated by the officer to whom you report from time to time without modification of your compensation; provided that any such duties, authorities and responsibilities shall be appropriate in light of your level and stature. Your authority with respect to the areas set forth in clauses (a) and (b) above shall be subject only to the authority of the officer to whom you report and the policies of Company that are applicable to employees generally.”

5. Paragraph 8 of the Agreement is hereby amended to add the following sentence at the end thereof:

“In addition and without limiting the foregoing, you will be eligible to participate in any long term incentive plan or arrangement made available to any members of senior management of the Company or Warner Music Group Corp., at a level commensurate with your position with the Company as determined by Company in good faith.”

6. The first sentence of Paragraph 11(e) of the Agreement amended and restated in its entirety to read as follows:

“(e) Special Termination Payments” shall mean (i) the Basic Termination Payments; plus (ii) the greater of (A) the “Severance Amount” (as defined below) and (B) the sum of $1,312,500. In addition, Company shall pay to you any awarded but unpaid bonus earned with respect to any fiscal year ending on or preceding the Termination Date.”

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Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign below and return this agreement to Company.

WARNER/CHAPPELL MUSIC, INC.

By:	/s/ Mark Ansorge

Accepted and Agreed:

/s/ Cameron Strang
Cameron Strang

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